Exhibit 99.1

Press Release of the Registrant dated February 17, 2015

Pope Resources Reports Fourth Quarter Loss Of $3.2 Million After Recording $10.0 Million Environmental Charge

POULSBO, Wash., Feb. 17, 2015 /PRNewswire/ -- Pope Resources (NASDAQ:POPE) reported net loss attributable to unitholders of $3.2 million, or $0.75 per ownership unit, on revenue of $17.4 million for the quarter ended December 31, 2014. This compares to net income attributable to unitholders of $3.6 million, or $0.81 per ownership unit, on revenue of $19.1 million for the comparable period in 2013. Excluding the $10.0 million environmental remediation charge, which is discussed in detail below, adjusted net income for the fourth quarter of 2014 was $6.8 million, or $1.58 per ownership unit.

Net income attributable to unitholders for the year ended December 31, 2014 totaled $12.4 million, or $2.82 per ownership unit, on revenue of $87.5 million. For the year ended December 31, 2013 the Partnership reported net income of $13.1 million, or $2.96 per ownership unit, on revenue of $70.7 million. Results for both the fourth quarter and full year 2014 reflect a $10.0 million increase in the environmental remediation liability for Port Gamble, Washington. Adjusted net income, which excludes this charge, was $22.4 million, or $5.09 per diluted ownership unit, for the year ended December 31, 2014.

On October 31, 2014, ORM Timber Fund I LP (Fund I) sold its 9,000-acre Mineral tree farm for $31.5 million, recognizing a gain on the sale of $14.6 million, with $2.9 million of that total attributable to Pope Resources' unitholders based upon the Partnership's 20% interest in Fund I. For the year ended December 31, 2014, Fund I sold its two properties totaling 24,000 acres for $70.5 million, recognizing a combined gain on the sales of $23.8 million, with $4.8 million attributable to Pope Resources' unitholders.

Cash provided by operations for the quarter ended December 31, 2014 was $2.4 million, compared to $4.7 million for the fourth quarter of 2013. For the year ended December 31, 2014, cash provided by operations was $30.8 million, compared to $17.9 million in 2013.

"While a $10 million addition to our environmental clean-up accrual at Port Gamble takes off some of the shine, 2014 ranks as one of the Partnership's strongest years in terms of operating cash flows given the solid results posted by all three of our operating segments," said Thomas M. Ringo, President and CEO. "In the first half of the year we made tactical decisions to pull harvest volume forward to take advantage of attractive log prices that were at a multi-year, cyclical high. Then, in the second half of the year we closed on an array of land sales that represented both the culmination of several years of investment in our real estate segment and the liquidation of our first private equity timber fund."

Environmental Remediation Liability

Our environmental remediation liability arises primarily in connection with the Port Gamble, Washington property the Partnership received in the spinout from Pope & Talbot in 1986. That property had been operated by Pope & Talbot and its corporate predecessors as a logging and milling operation and an associated company town since the middle of the nineteenth century, and the contamination at the site is believed to have occurred primarily, if not entirely, from these companies' operations and prior to the Partnership's formation. However, state environmental laws convey liability on current owners of contaminated property irrespective of their role in the contaminating operations, and as a current owner of part of the site, the Partnership is a "potentially liable person," or PLP. The State of Washington's Department of Natural Resources (DNR) is also a PLP because of its ownership and operation of the submerged beds in Port Gamble Bay. Dialogue and negotiation with the Washington State Department of Ecology (DOE) over a number of years culminated in a Clean-up Action Plan (CAP) and consent decree (CD) that outlines the scope of the clean-up project. The CD and CAP were finalized and filed with Kitsap County Superior Court in December 2013.

Pursuant to the CD and CAP, we submitted a draft engineering design report (EDR) to DOE in November 2014, followed by supplemental appendices in December, detailing the proposed design of the Port Gamble Bay sediment clean-up project. The engineering design that we proposed was based on the remedy described in the CAP, supplemented by additional data collected during the summer and fall of 2014 as part of the design effort. Following the submittal of the draft EDR, we received feedback from DOE and have been engaged in ongoing discussions with the agency surrounding the detailed design of the sediment remediation project.

Although the project design is still not complete, these recent discussions with the DOE make clear that the cost of the Port Gamble Bay sediment clean-up project will be significantly greater than anticipated. Based on these discussions, we have updated the cost inputs that inform the Monte Carlo simulation model we have used in the past to arrive at a new mean value for a multi-variable set of clean-up design scenarios. Our current estimate of the Partnership's share of the Port Gamble clean-up, based on the updated model's mean value output, is $21.6 million, which necessitated the $10.0 million increase in the accrual that we recorded in 2014's fourth quarter. This estimated liability, derived by the simulation model, triangulates with a forecast of costs using our best estimate of the most likely design scenarios for the various elements of the project. The recorded liability is an estimate of the Partnership's share of the total liability. As such, it is net of the estimated amount that DNR, as the other PLP, will contribute as its share of the project cost. The specific allocation of costs between the Partnership and DNR has not yet been finalized.

While the CD and CAP documents represent significant milestones in defining clean-up efforts, they are not prescriptive in detail and DOE retains broad discretion through the design phase to expand the scope of remediation. This expansion of scope has indeed occurred with the Port Gamble Bay project. In addition, certain lower-cost options to achieve the desired remediation results in the Bay that we had believed were available in prior quarters' evaluations of our liability no longer appear feasible in light of DOE's response to the draft EDR. Since the design phase is not complete and discussions with DOE will be ongoing on this subject into early spring, with a number of moving parts, we expect to be updating our liability estimates quarterly as the project design is refined. The variability bandwidth of cost outcomes should narrow as we transition from the design phase to obtaining contractor bids for the construction phase of the remediation project. The following paragraphs discuss the key areas where project costs are expected to increase from our previous estimates and this is reflected in our updated liability estimate.

Demolition: Demolition costs, consisting principally of the removal of creosote-treated piles, will require more effort than estimated previously as DOE is pressing for a removal protocol that goes beyond standards established and used by DNR on other pile removal projects conducted in Washington State.

Dredging and disposal: Dredging and disposal costs have increased due to changes in the regulatory landscape and the expected volume of dredge material. Late in 2014, federal and state regulatory agencies, including the U.S. Environmental Protection Agency, U.S. Army Corps of Engineers, DOE, and DNR, tightened the criteria under which dredge material qualifies for open-water disposal, which is by far the most cost-effective disposal method. This regulatory change in standards will result in a greater portion of dredge material being subject to much more expensive land disposal methods. These methods include, in order of increasing cost, disposal of dredge material on:

  the adjacent, former mill site itself,
  land that we own a short distance from the town of Port Gamble, or at a commercial landfill.

Additionally, DOE is requiring an increase in the dredging area and depth of dredging adjacent to the former mill site which will increase the dredge volume from the approximately 41,000 cubic yards included in the draft EDR to 64,000 cubic yards, an increase of over 50%. This is due in part to the results of sampling conducted over the course of 2014 that showed contamination in these areas, albeit at low levels, was more widespread than anticipated.

Sand cover: The 2014 sampling also resulted in a reduction in the extent of sand cover required in the central portion of Port Gamble Bay relative to the estimates in the 2013 CAP. However, the overall reduction in sand cover was not as much as we projected in prior estimates of our liability. As a result, the total sand cover needed for the Bay has increased from approximately 125,000 tons to 218,000 tons, an increase of nearly 75%.

Eelgrass mitigation: The sampling and investigation activity conducted over the course of 2014 revealed that eelgrass has spread recently into certain areas of the Bay adjacent to the former mill site. Eelgrass is a sensitive aquatic plant, and thus its spread indicates the health of the Bay is improving in these areas. Unfortunately, DOE will not allow us to continue to monitor the progress of this natural recovery. Rather, the agency is pressing us to remove the eelgrass, dredge these areas, and then replant the eelgrass which will increase the cost of the project.

As noted above, the project design is still not complete. The $21.6 million liability reflects our best estimate of our share of the total liability based on the most current information available to us at this time regarding the design alternatives for the various elements of the project. Once the project design is finalized, which we expect to occur by mid-2015, further adjustments to the liability will likely be necessary.

Construction work on the remediation is scheduled to begin in July 2015, provided the project design for the initial phases can be sufficiently defined by then and we can obtain the necessary permits. Based on this timetable, we expect to spend approximately $3.7 million in 2015 and have reflected that amount as a current liability on our balance sheet. We expect the construction activity, which comprises the bulk of the cost, will require two to three years to complete, followed by several years of monitoring activity.

Fourth quarter and full year highlights

  Harvest volume was 18 million board feet (MMBF) in both Q4 2014 and Q4 2013.  Harvest volume for the full year 2014 was 93 MMBF compared to 87 MMBF for 2013, a 7% increase.  These harvest volume figures do not include timber deed sales of 2 MMBF sold by ORM Timber Fund III (Fund III) in Q4 2014 and less than 1 MMBF in Q4 2013.  The annual harvest volume figures do not include timber deed sales of 4 MMBF and 2 MMBF sold by Fund III in 2014 and 2013, respectively.  The harvest volume and log price realization metrics cited below also exclude these timber deed sales.
  Average realized log price per thousand board feet (MBF) was $636 in Q4 2014 compared to $634 per MBF in Q4 2013.  For the full year 2014, the average realized log price was $641 per MBF compared to $614 per MBF for 2013, a 4% increase.
  Fund properties contributed 40% of Q4 2014 harvest volume, compared to 38% in Q4 2013.  For the full year 2014, Fund properties contributed 50% of harvest volume, compared to 44% for 2013.
  As a percentage of total harvest, volume sold to export markets in Q4 2014 decreased to 22% from 45% in Q4 2013, with a correspondingly larger increase in the mix of volume sold to domestic markets to 64% in Q4 2014 from 34% in Q4 2013.  For the full year 2014, the relative percentages of volume sold to export and domestic markets were 33% and 52%, respectively, compared to 36% and 46%, respectively, in 2013.  Hardwood and pulpwood log sales make up the balance of total harvest volume.
  The percentage of total harvest comprised of Douglas-fir sawlogs dropped to 50% in Q4 2014 from 58% in Q4 2013, with a corresponding increase in the whitewood sawlog component to 27% in Q4 2014 from 19% in Q4 2013.  For the full year 2014, the relative mix of Douglas-fir and whitewood sawlogs was 48% and 31%, respectively, compared to 60% and 20%, respectively, for 2013.  This full-year shift in species mix is consistent with the aforementioned higher weighting of total harvest volume coming from Fund properties in 2014 versus 2013.
  As noted above, Fund I sold its two tree farms during 2014 for an aggregate price of $70.5 million, recognizing a combined gain on the sales of $23.8 million, with $4.8 million attributable to Pope Resources' unitholders by virtue of the Partnership's 20% coinvestment interest in the Fund.
  During October 2014 Fund III closed on a purchase of nearly 13,000 acres of timberland in northwest Oregon for $72.0 million. The purchase was financed with a combination of Fund III committed capital, of which the Partnership contributed $2.9 million, and a $14.4 million timberland mortgage collateralized by the Fund III tree farms.
  During 2014, the Partnership closed on timberland purchases of $1.8 million, adding 699 acres to its timberland portfolio.
  During Q4 2014 we closed on a $2.0 million sale of 366 acres in north Kitsap County.  In addition, during Q4 2014 the Partnership closed on a $1.1 million conservation sale, extinguishing the development rights on 2,878 acres and selling outright 210 acres in Skamania County, Washington.

Fourth quarter and year-to-date operating results

Fee Timber:
Excluding the $14.6 million gain on sale of the Mineral tree farm, Fee Timber operating income for Q4 2014 was $4.2 million, compared to $3.1 million for Q4 2013. This increase in segment operating income was due to the 11% increase in harvest volume including stumpage sales, and a slight increase in log prices, as mentioned above. Contributing further to the increase in operating income was an increase in income generated from commercial thinning activity compared to the prior year. Taken together, these factors more than offset a slightly heavier mix of harvest volume from the Fund properties in Q4 2014 which carry a higher depletion expense, and a higher proportion of whitewood harvest volume in Q4 2014.

Excluding the $23.8 million gain on the sales of the Green River and Mineral tree farms, Fee Timber operating income for 2014 was $20.5 million compared to $16.2 million in 2013. This increase was due to both a 9% increase in harvest volume and a 4% increase in log prices in 2014 compared to 2013. An increase in timber deed sales and commercial thinning activity also contributed to the higher segment operating income in 2014. These factors more than offset a heavier 2014 mix of harvest from Fund properties and a higher proportion of whitewood harvest volume in 2014.

Timberland Management:
Our Timberland Management segment generates its revenue by managing three private equity timber funds, which are consolidated into the Partnership's financial statements due to the Partnership's role as general partner or managing member of the Funds. As such, all fees earned by the Timberland Management segment associated with managing the Funds are eliminated from revenue in the Partnership's consolidated financial statements. Accordingly, operating loss for this segment consists entirely of operating expenses. This fee revenue is an expense to the Fee Timber segment and is also eliminated when the Funds are consolidated into the Partnership's financial statements. Following this consolidation for external reporting purposes, we eliminated $774,000 and $693,000 of timber fund management fee revenue for Q4 2014 and Q4 2013, respectively. Operating losses incurred by this segment for Q4 2014 and Q4 2013 totaled $668,000 and $466,000, respectively, after eliminating revenue earned from managing the funds.

Similarly, we eliminated $3.3 million and $2.8 million of timber fund management fee revenue for 2014 and 2013, respectively. Operating losses incurred by this segment for 2014 and 2013 totaled $2.3 million and $2.0 million, respectively, after eliminating revenue earned from managing the funds. For both the quarter and full year periods, the increase in operating expenses for this segment is attributable to an increase in activity related to managing the three timber funds. However, on a per acre basis expenses have declined as we benefit from economies of scale.

Following the sale of the Fund I assets in Q3 and Q4 2014 and the Q4 2014 acquisition by Fund III, our two remaining funds collectively own 80,000 acres representing $312 million in assets under management. As of December 31, 2014 Fund III has $50.8 million of its original $180 million capital commitment remaining to invest with the Partnership's portion of this remaining capital commitment representing $2.5 million.

Real Estate:
Our Real Estate segment posted operating income of $1.9 million in Q4 2014, excluding the $10.0 million environmental remediation charge described earlier, compared to operating income of $1.4 million for Q4 2013. The primary drivers of Q4 2014 results were a $2.0 million conservation land sale covering 366 acres in Kitsap County, Washington and a $1.1 million conservation easement and land sale on 3,088 acres in Skamania County, Washington. Results for Q4 2013 included a $4.4 million sale of a 14-acre school site in our Gig Harbor project and a 348-acre conservation land sale for $1.6 million.

For the full year 2014, the Real Estate segment generated operating income of $7.3 million excluding the $10.0 million environmental charge described earlier, on the strength of five closings totaling 133 single-family residential lots in our Gig Harbor project, a $4.6 million conservation sale of 535 acres, and the property sales mentioned above that occurred in Q4 2014. This compares to 2013 operating income of $3.3 million in 2013, driven primarily by a 2,330-acre conservation land sale for $5.7 million, and the property sales mentioned above that occurred in Q4 2013.

General & Administrative (G&A):
G&A expenses for Q4 2014 and Q4 2013 were $1.1 million in each quarter. For 2014, G&A expenses were $3.8 million compared to $4.6 million for 2013. The decrease between 2013 and 2014 in full year G&A expenses was primarily due to reversals of incentive compensation accruals as a result of the second quarter 2014 departure of our former President & CEO.

Outlook

We expect total annual log harvest and stumpage sale volume of approximately 100 MMBF for 2015, though changing log markets could alter this projection as the year unfolds.

Several land sales from our Real Estate segment are currently in the pipeline to close, with anticipated timing early in 2015.

The financial schedules attached to this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 191,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Among those forward-looking statements contained in this report are statements about management's expectations for future log prices, harvest volumes and markets, and statements about our expectations for future sales in our Real Estate segment. However, readers should note that all statements other than expressions of historical fact are forward-looking in nature. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include our ability to accurately estimate the cost of ongoing and changing environmental remediation obligations, and our ability to anticipate and address the political and regulatory climate that affects these obligations; our ability to consummate various real estate transactions on the terms management expects; our ability to manage our timber funds and their assets in a manner that our investors consider acceptable, and to raise additional capital or establish new funds on terms that are advantageous to the Partnership; conditions in the housing construction and wood-products markets, both domestically and globally, that affect demand for our products; the effects of competition, particularly by larger and better-financed competitors; factors that affect our ability to anticipate and respond adequately to fluctuations in the market prices for our products; environmental and land use regulations that limit our ability to harvest timber and develop property, including changes in those regulations; conditions affecting credit markets as they affect the availability of capital and costs of borrowing; labor, equipment and transportation costs that affect our net income; our ability to anticipate and mitigate potential impacts of our operations on adjacent properties; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate other liabilities associated with our assets. Other factors are set forth in that part of our Annual Report on Form 10-K entitled "Risk Factors."

Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Pope Resources, A Delaware Limited Partnership
Unaudited

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(all amounts in $000's, except per unit amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013

Revenue	$17,353	$19,053	87,470	$70,692
Cost of sales	(8,664)	(10,908)	(48,090)	(39,626)
Operating expenses	(4,368)	(5,300)	(17,671)	(18,134)
Gain on sale of timberlands	14,562	-	23,750	-
Real estate environmental remediation	(10,000)	-	(10,000)	-
Operating income (loss)	$8,883	$2,845	$35,459	$12,932
Interest expense, net	(742)	(445)	(2,604)	(1,528)
Income (loss) before income taxes	8,141	2,400	32,855	11,404
Income tax benefit (expense)	(499)	89	(984)	307
Net income (loss)	7,642	2,489	31,871	11,711
Net (income) loss attributable to noncontrolling interests	(10,814)	1,109	(19,456)	1,424
Net income (loss) attributable to Pope Resources' unitholders	($3,172)	$3,598	$12,415	$13,135

Basic and diluted weighted average units outstanding	4,285	4,371	4,353	4,369

Basic and diluted net income (loss) per unit	($0.75)	$0.81	$2.82	$2.96

CONDENSED CONSOLIDATING BALANCE SHEETS
(all amounts in $000's)

	December 31, 2014				December 31, 2013

Assets:	Pope	ORM Timber Funds	Consolidating Entries	Consolidated
Cash and cash equivalents	$14,505	$9,523		$24,028	$6,960
Land held for sale	$7,160			7,160	$10,258
Other current assets	5,797	1,108	(613)	6,292	3,161
Total current assets	27,462	10,631	(613)	37,480	20,379
Timber and roads, net	30,406	196,738		227,144	211,946
Timberlands	14,565	33,368		47,933	44,947
Buildings and equipment, net	6,021	17		6,039	6,204
Land held for development	26,040			26,040	27,040
Investment in ORM Timber Funds	19,192		(19,192)	-	-
Other assets	286	156		441	392
Total	$123,972	$240,910	($19,805)	$345,077	$310,908
Liabilities and equity:
Current liabilities	4,127	1,891	($613)	$5,405	$7,170
Current portion of long-term debt	5,109			5,109	109
Current portion of environmental remediation	3,700			3,700	700
Total current liabilities	12,936	1,891	(613)	14,214	7,979
Long-term debt	27,492	57,380		84,872	75,581
Environmental remediation	17,951			17,951	12,541
Other long-term liabilities	411			411	193
Total liabilities	58,790	59,271	(613)	117,448	96,294
Partners' capital	65,182	181,639	(182,705)	64,116	69,445
Noncontrolling interests			163,513	163,513	145,169
Total	$123,972	$240,910	($19,805)	$345,077	$310,908

RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO UNITHOLDERS AND
ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO UNITHOLDERS, INCLUDING PER UNIT AMOUNTS
(all amounts in $000's)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013

Reported GAAP net income (loss) attributable to unitholders	($3,172)	$3,598	$12,415	$13,135
Added back:
Environmental remediation	10,000	-	10,000	-
Adjusted net income (loss) attributable to unitholders*	$6,828	$3,598	$22,415	$13,135

Per unit amounts:
Reported GAAP basic and diluted net income (loss) per unit	($0.75)	$0.81	$2.82	$2.96
Added back:
Environmental remediation	2.33	-	2.27	-
Adjusted basic and diluted net income (loss) per unit*	$1.58	$0.81	$5.09	$2.96

*Pursuant to Regulation G, we are providing disclosure of the reconciliation of reported non-GAAP financial measures to their most directly comparable financial measures reported on a GAAP basis.  We believe that consideration of these non-GAAP financial measures may be important to investors to understand operating results excluding environmental charges.

RECONCILIATION BETWEEN NET INCOME (LOSS) AND CASH FLOWS FROM OPERATIONS
(all amounts in $000's)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013

Net income (loss)	$7,642	$2,489	31,871	$11,711
Added back:
Depletion	2,846	2,208	12,228	11,204
Depreciation and amortization	253	179	795	704
Equity-based compensation	85	226	783	1,214
Real estate project expenditures	(1,529)	(3,942)	(4,967)	(10,801)
Deferred taxes	125	2	332	(260)
Cost of land sold	678	3,475	9,056	5,004
Gain on disposal of timberland	(14,562)	-	(23,750)	-
Disposal of capital assets	(23)	(10)	(24)	47
Change in environmental remediation liability	9,104	(260)	8,410	(701)
Change in other operating accounts	(2,215)	307	(3,939)	(173)
Cash provided by operations	$2,404	$4,674	$30,795	$17,949

SEGMENT INFORMATION
(all amounts in $000's)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013

Revenue:
Partnership Fee Timber	$7,919	$7,706	$33,848	$32,181
Funds Fee Timber	5,298	4,476	31,356	23,854
Total Fee Timber	13,217	12,182	65,204	56,035
Timberland Management	-	-	-	-
Real Estate	4,136	6,871	22,266	14,657
Total	17,353	19,053	87,470	70,692
Operating income (loss):
Fee Timber	18,749	3,078	44,289	16,169
Timberland Management	(668)	(466)	(2,329)	(1,950)
Real Estate	(8,130)	1,364	(2,720)	3,277
General & administrative	(1,068)	(1,131)	(3,781)	(4,564)
Total	$8,883	$2,845	$35,459	$12,932

SELECTED STATISTICS

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Log sale volumes by species (million board feet):
Sawlogs
Douglas-fir	9.1	10.5	45.0	52.5
Whitewood	4.9	3.4	28.6	17.4
Pine	1.4	-	3.2	-
Cedar	0.5	0.4	2.2	1.7
Hardwood	0.5	1.0	2.4	3.1
Pulpwood
All species	2.0	2.6	11.9	12.6
Total	18.4	17.9	93.3	87.3

Log sale volumes by destination (million board feet):
Export	4.1	8.1	30.4	31.2
Domestic	11.8	6.1	48.6	40.4
Hardwood	0.5	1.1	2.4	3.1
Pulpwood	2.0	2.6	11.9	12.6
Subtotal log sale volumes	18.4	17.9	93.3	87.3
Timber deed sale	2.1	0.5	4.0	2.0
Total	20.5	18.4	97.3	89.3

Average price realizations by species (per thousand board feet):	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Sawlogs
Douglas-fir	712	711	717	684
Whitewood	599	648	637	618
Pine	526	n/a	516	n/a
Cedar	1,133	1,203	1,260	1,165
Hardwood	642	563	610	541
Pulpwood
All species	338	247	292	265
Overall	636	634	641	614

Average price realizations by destination (per thousand board feet):
Export	687	737	735	707
Domestic	669	676	670	658
Hardwood	642	563	610	541
Pulpwood	338	247	292	265
Overall log sales	636	634	641	614
Timber deed sale	370	227	391	215

Owned timber acres	111,000	111,000	111,000	111,000
Acres owned by Funds	80,000	91,000	80,000	91,000
Depletion per MBF -Partnership Tree Farms	48	56	48	56
Depletion per MBF -Fund Tree Farms	241	189	198	196
Capital and development expenditures ($000's)	1,747	4,567	7,302	13,030

PERIOD TO PERIOD COMPARISONS
(Amounts in $000's except per unit data)

	Q4 2014 vs.	YTD 2014 vs.
	Q4 2013	YTD 2013
Net income (loss) attributable to Pope Resources' unitholders:
4th Quarter 2014	($3,172)	$12,415
4th Quarter 2013	3,598	13,135
Variance	($6,770)	($720)

Detail of earnings variance:
Fee Timber
Log volumes (A)	$310	$3,697
Log price realizations (B)	37	2,520
Gain on sale of timberland	$14,562	23,750
Timber deed sale	$666	1,070
Production costs	$151	(3,021)
Depletion	($757)	(1,439)
Other Fee Timber	$702	1,543
Timberland Management	($202)	(379)
Real Estate
Land sales	($838)	2,334
Conservation easement sales	$743	743
Timber depletion on land sale	$221	415
Other Real Estate	$380	511
Environmental remediation costs	($10,000)	(10,000)
General & administrative costs	$63	783
Net interest expense	($297)	(1,076)
Taxes	($588)	(1,291)
Noncontrolling interest	($11,923)	(20,880)
Total variance	($6,770)	($720)

(A)	Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.
(B)	Price variance calculated by extending the change in average realized price by current period volume.

CONTACT: Tom Ringo, President & CEO, 360.697.6626, Fax 360.697.1156